Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports Fourth Quarter 2008 Earnings
•	Net income of $18.5 million for the fourth quarter of 2008, up 138% over prior fourth quarter

•	Net income of $44.4 million for the year ended December 31, 2008, down 46% over the prior year

•	Adjusted EBITDA of $13.6 million for the fourth quarter of 2008, up 71% over prior fourth quarter

•	Distributable cash flow of $3.1 million for the fourth quarter and $94.5 million for the full year period

•	Highlights from fourth quarter:

– Completed scheduled turnarounds at our Princeton, Cotton Valley and Shreveport refineries.

– Paid a quarterly cash distribution of $0.45 on all outstanding units.
INDIANAPOLIS—(PR NEWSWIRE)— February 18, 2009—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the quarter ended December 31, 2008 of $18.5 million compared to net income of $7.8 million for the same period in 2007. Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $44.2 million and $13.6 million, respectively, for the quarter ended December 31, 2008 as compared to $12.7 million and $8.0 million, respectively, for the same period in 2007. Distributable Cash Flow for the quarter ended December 31, 2008 was $3.1 million as compared to $4.2 million for the same period in 2007. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
Net income in 2008 was $44.4 million compared to net income of $82.9 million in 2007. EBITDA and Adjusted EBITDA were $135.6 million and $128.1 million, respectively, in 2008 as compared to $102.7 million and $104.3 million, respectively, in 2007. Distributable Cash Flow in 2008 was $94.5 million as compared to $87.7 million in 2007. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-GAAP financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
The Partnership’s net income for the quarter ended December 31, 2008 as compared to the same period in 2007 increased by $10.7 million to $18.5 million, due primarily to an increase of $53.2 million in gross profit offset by increased derivative losses and interest expense of $28.4 million and $8.3 million, respectively. The increase in gross profit was primarily due to the significant decline in crude oil prices during the fourth quarter of 2008 as compared to the rising crude oil price environment in the fourth quarter of 2007. The increased derivative losses of $28.4 million is due primarily to the settlement of certain crude oil derivative instruments that experienced a significant decline in value as crude oil prices declined. Included in this amount were approximately $15.8 million of losses recognized from the early settlement of certain crude oil derivatives related to 2009. The increased interest expense of $8.3 million was the result of higher debt levels.
Gross profit by segment for the fourth quarter of 2008 for specialty products and fuel products was $77.7 million and $3.5 million, respectively, compared to $12.3 million and $15.7 million, respectively, for the same period in 2007. As mentioned above, the increase in specialty products segment gross profit quarter over quarter was primarily due to the significant decline in crude oil prices during the fourth quarter of 2008 and additional sales volume resulting from the Penreco acquisition. The decrease in fuel products segment gross profit was due to lower crack spreads on our unhedged fuel product sales in the fourth quarter of 2008 as compared to the same period in 2007.
Total specialty products segment sales volume for the fourth quarter of 2008 was 21,848 barrels per day (“bpd”) as compared to 21,674 bpd for the same period in 2007, an increase of 174 bpd or 0.8%.
Total fuel products segment sales volume for the fourth quarter of 2008 was 26,325 bpd as compared to 26,664 bpd in the same period in 2007, a decrease of 339 bpd, or 1.3%.
Our sales volumes in both segments were consistent with the prior year due to increased sales volume from the Penreco acquisition and Shreveport refinery expansion offset by the effect of our turnarounds at our Princeton, Cotton Valley and Shreveport refineries.
“We are pleased with our overall performance as we manage through this period of unprecedented crude oil price volatility and economic uncertainty which impacted customer demand during the later part of the fourth quarter. During the fourth quarter, we achieved increased gross profit in our specialty products segment, settled a significant portion of our outstanding crude oil derivative instruments and completed scheduled turnarounds at our Princeton, Cotton Valley and Shreveport refineries. In order to continue to achieve improved results from operations, to further enhance liquidity and for continued compliance with the financial covenants in our credit agreements, we will continue to focus on our specialty products, maintaining prudent working capital levels and increasing our Shreveport refinery throughput rates, which are currently approximately 50,000 bpd, or approximately 17,000, higher than the fourth quarter of 2008.” said Bill Grube, Calumet’s CEO and President. “Although current economic and capital market conditions remain very challenging and can impact all businesses in ways we cannot currently anticipate, we believe that the our strategies have positioned us to continue to improve our operating results.” said Mr. Grube.
Strategic Initiatives
Increased Flexibility in Our Crude Oil Price Hedging for Specialty Products Segment
We remain committed to an active hedging program to manage commodity price risk in both our specialty products and fuel products segments. Due to the volatility of the price of crude oil and the impact such volatility has had on our short-term cash flows, we modified our hedging strategy to allow increased flexibility in the overall portion of input prices for specialty products we may hedge, the time horizon we may hedge and the types of derivative instruments we may use. Specifically, we have targeted the use of derivative instruments, primarily combinations of options, to mitigate our exposures to crude oil prices for up to 75% of our specialty products production as conditions warrant. Generally, we believe that a time horizon of hedging crude oil purchases ranging from 3 to 9 months forward for our specialty products segment is appropriate given our general ability to manage our specialty products prices. We continue to consider current crude oil prices, specialty products gross profit expectations and liquidity as the primary factors assessed to determine the volume, time horizon and type of derivative instrument we may execute. We plan to continue to use derivative instruments to achieve our goal of limiting crude oil price volatility on our operations. Due to the current economic environment and the complexities around derivative instruments, we intend to maintain flexibility in the manner in which we hedge. At December 31, 2008, we had approximately 7,700 barrels per day of crude oil hedges in January 2009 through March 2009 and are at the lower end of our targeted volume range of hedges for our specialty products segment. Through the date of this press release, we have added no additional hedges.
During the last five fiscal quarters, October 1, 2007 through December 31, 2008, we have experienced significant crude oil price volatility. As a result, we have realized derivative gains (losses) in our specialty products segment over these five quarters of $5.3 million, $6.4 million, $16.4 million, $(7.3) million and $(40.6) million, respectively, for a total loss during the period of $(19.8) million. This loss includes approximately $15.8 million of losses related to crude oil derivatives related to 2009 that were early settled during the fourth quarter of 2008. We believe that our hedging program has been effective at offsetting a portion of volatility in our specialty products segment’s quarterly gross profit.
     Working Capital Management

We continue to implement strategies to reduce our working capital requirements across all of our operations and we expect to maintain prudent levels of working capital to enhance liquidity given our plans for higher Shreveport refinery run rates in 2009. As an example, effective May 1, 2008, we entered into a crude oil supply agreement with an affiliate of our general partner to purchase crude oil used at our Princeton refinery on a just-in-time basis, which significantly reduced crude oil inventory historically maintained for this facility by approximately 200,000 barrels. Excluding inventory related to the Penreco acquisition, we have reduced our total inventory levels by approximately 640,000 barrels, or approximately 29.8% as of December 31, 2008 as compared to December 31, 2007. Additionally, on January 26, 2009, we entered into a second crude oil supply agreement with the same affiliate of our general partner to supply a portion of the crude oil for our Shreveport refinery with favorable payment terms that will allow us to further reduce our working capital requirements and enhance liquidity.
Credit Agreement Covenant Compliance
As previously discussed, we have experienced adverse financial conditions primarily attributable with historically high crude oil price volatility, which negatively affected our operations during 2008. Also contributing to these adverse financial conditions were higher borrowings required to fund the completion of the Shreveport expansion. Compliance with the financial covenants pursuant to our credit agreements is measured quarterly based upon performance over the most recent four fiscal quarters, and as of December 31, 2008, we were in compliance with all financial covenants under our credit agreements. We are continuing to take steps to ensure that we continue to meet the requirements of our credit agreements and currently believe that we will be in compliance for all future measurement dates.
While assurances cannot be made regarding our future compliance with these covenants and being cognizant of the general uncertain economic environment, we anticipate that our strategic initiatives discussed above will allow us to maintain compliance with such financial covenants and improve our Adjusted EBITDA, liquidity and distributable cash flows.
Revolving Credit Facility Capacity
On December 31, 2008, we had availability on our revolving credit facility of $51.9 million, based on a $175.8 million borrowing base, $21.4 million in outstanding standby letters of credit, and outstanding borrowings of $102.5 million. After paying our quarterly distribution of $14.8 million, our current availability is consistent with year end. We believe that we have sufficient cash flow from operations and borrowing capacity to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures. However, we are subject to business and operational risks that could materially adversely affect our cash flows. A material decrease in our cash flow from operations or a significant, sustained decline in crude oil prices would likely produce a corollary material adverse effect on our borrowing capacity under our revolving credit facility and potentially our ability to comply with the covenants under our credit facilities. Further substantial declines in crude oil prices, if sustained, may materially diminish our borrowing base, which is based in part on the value of our crude oil inventory, which could result in a material reduction in our borrowing capacity under our revolving credit facility.
Labor Agreement
On January 30, 2009, we entered into a new labor agreement with the United Steel Workers at our Karns City, Pennsylvania facility. The new three-year agreement will expire in January 2012.

Quarterly Distribution
As announced on January 22, 2009, the Partnership declared a quarterly cash distribution of $0.45 per unit for the three months ended December 31, 2008 on all outstanding units. The distribution was paid on February 13, 2009 to unitholders of record as of the close of business on February 3, 2009.
Operations Summary
     The following table sets forth unaudited information about our combined operations. Production volume differs from sales volume due to changes in inventory.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Sales volume (bpd):
Specialty products sales volume	21,848	21,674	28,112	23,041
Fuel products sales volume	26,325	26,664	28,120	24,622

Total (1)	48,173	48,338	56,232	47,663

Total feedstock runs (bpd) (2)	51,055	47,146	56,243	48,354
Production (bpd):
Specialty products:
Lubricating oils	10,540	10,578	12,462	10,734
Solvents	7,062	4,932	8,130	5,104
Waxes	1,395	1,181	1,736	1,177
Fuels	1,360	1,853	1,208	1,951
Asphalt and other by-products	5,880	5,867	6,623	6,157

Total	26,237	24,411	30,159	25,123

Fuel products:
Gasoline	8,000	8,961	8,476	7,780
Diesel	9,891	6,059	10,407	5,736
Jet fuel	5,407	7,234	5,918	7,749
By-products	447	546	370	1,348

Total	23,745	22,800	25,171	22,613

Total production (3)	49,982	47,211	55,330	47,736

(1) Total sales volume includes sales from the production of our facilities and sales of inventories.
(2) Total feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our facilities. The increase in feedstock runs for 2008 is primarily due to the acquisition of the Karns City, PA and the Dickinson, TX facilities as part of the Penreco acquisition and the completion of the Shreveport refinery expansion in May 2008. These increases were offset by decreases in production rates in the fourth quarter of 2008 due to scheduled turnarounds at our Princeton, Cotton Valley and Shreveport refineries.
(3) Total production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities. The difference between total production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss.
About the Company
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products.

The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.
A conference call is scheduled for 12:00 p.m. ET (11:00 a.m. CT) on Wednesday, February 18, 2009, to discuss the financial and operational results for the fourth quarter of 2008. Anyone interested in listening to the presentation may call 800-561-2601 and enter passcode 57722179. For international callers, the dial-in number is 617-614-3518 and the passcode is 57722179.
The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 60576958. International callers can access the replay by calling 617-801-6888 and entering passcode 60576958. The replay will be available beginning Wednesday, February 18, 2009, at approximately 3:00 p.m. until Wednesday, March 4, 2009.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of crude oil and crack spread price fluctuations and rapid increases or decreases including the impact on our liquidity; the results of our hedging and other risk management activities;difficulties in successfully integrating the operations and employees of Penreco and the timing of such integration; our ability to comply with the financial covenants contained in our credit agreements; the availability of, and our ability to consummate, acquisition or combination opportunities; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit from our suppliers and hedging counterparties; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane and other weather interference with business operations; fluctuations in the debt and equity markets; accidents or other unscheduled shutdowns;; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Forms 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding (i) the Shreveport refinery expansion project’s resulting increases in production levels, (ii) the future benefits and risks of the Penreco acquisition, (iii) future anticipated levels of crude oil inventory, (iv) our anticipated levels of use of derivatives to mitigate our exposure to crude oil price changes and fuel products price changes and (v) future compliance with our debt covenants as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.

Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; and (g) all non-recurring restructuring charges associated with the Penreco acquisition minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage and interest coverage tests thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited
Sales	$498,680	$436,925	$2,488,994	$1,637,848
Cost of sales	417,487	408,950	2,235,111	1,456,492

Gross profit	81,193	27,975	253,883	181,356
Operating costs and expenses:
Selling, general and administrative	4,601	3,545	34,267	19,614
Transportation	18,017	13,191	84,702	54,026
Taxes other than income taxes	1,213	943	4,598	3,662
Other	618	292	1,576	2,854

Operating income	56,744	10,004	128,740	101,200

Other income (expense):
Interest expense	(9,566)	(1,243)	(33,938)	(4,717)
Interest income	43	95	388	1,944
Debt extinguishment costs	—	(5)	(898)	(352)
Realized loss on derivative instruments	(45,861)	(2,826)	(58,833)	(12,484)
Unrealized gain (loss) on derivative instruments	17,320	2,641	3,454	(1,297)
Gain on sale of mineral rights	—	—	5,770	—
Other	(194)	(774)	11	(919)

Total other expense	(38,258)	(2,112)	(84,046)	(17,825)

Net income before income taxes	18,486	7,892	44,694	83,375
Income tax (benefit) expense	(50)	101	257	501

Net income	$18,536	$7,791	$44,437	$82,874

Allocation of net income:
Minimum quarterly distribution to common unitholders	$(8,625)	$(7,926)	$(34,500)	$(30,021)
General partner’s incentive distribution rights	(338)	—	(10,996)	(14,102)
General partner’s interest in net income	(326)	(156)	(334)	(939)
Common unitholders’ share of income in excess of minimum quarterly distribution	(2,002)	—	(11,706)	(13,592)

Subordinated partners’ interest in net income (loss)	$7,245	$(291)	$(13,099)	$24,220

Basic and diluted net income (loss) per limited partner unit:
Common	$0.55	$0.45	$2.41	$2.63
Subordinated	$0.55	$(0.02)	$(1.00)	$1.86
Weighted average limited partner common units outstanding — basic	19,166	17,614	19,166	16,678
Weighted average limited partner common units outstanding — diluted	19,166	17,615	19,166	16,680
Weighted average limited partner subordinated units outstanding — basic and diluted	13,066	13,066	13,066	13,066

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2008	December 31, 2007
	Unaudited
ASSETS
Current assets:
Cash	$48	$35
Accounts receivable, net	109,556	113,997
Inventories	118,524	107,664
Derivative assets	71,199	—
Prepaid expenses and other current assets	5,824	7,588

Total current assets	305,151	229,284
Property, plant and equipment, net	659,684	442,882
Goodwill	48,335	—
Other intangible assets, net	49,502	2,460
Other noncurrent assets, net	18,390	4,231

Total assets	$1,081,062	$678,857

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$93,855	$167,977
Other current liabilities	23,360	13,842
Current portion of long-term debt	4,811	943
Derivative liabilities	15,827	57,503

Total current liabilities	137,853	240,265
Pension and postretirement benefit obligations	9,717	—
Long-term debt, less current portion	460,280	38,948

Total liabilities	607,850	279,213

Partners’ capital:
Partners’ capital	417,646	439,285
Accumulated other comprehensive income (loss)	55,566	(39,641)

Total partners’ capital	473,212	399,644

Total liabilities and partners’ capital	$1,081,062	$678,857

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended
	December 31,
	2008	2007
	Unaudited
Operating activities
Net income	$44,437	$82,874
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,261	14,585
Amortization of turnaround costs	2,468	3,190
Provision for doubtful accounts	1,448	41
Non-cash debt extinguishment costs	898	352
Unrealized gain on derivative instruments	(3,454)	1,297
Gain on sale of mineral rights	(5,770)	—
Other non-cash activities	1,712	358
Changes in assets and liabilities:
Accounts receivable	45,042	(15,038)
Inventories	55,532	3,321
Prepaid expenses and other current assets	1,834	(4,121)
Derivative activity	41,757	2,121
Intangible assets	(1,438)	(1,430)
Other noncurrent assets	(8,773)	(5,080)
Accounts payable	(103,136)	89,225
Other current liabilities	(1,284)	(4,149)
Pension and postretirement benefit obligations	(193)	—

Net cash provided by operating activities	130,341	167,546
Investing activities
Additions to property, plant and equipment	(167,702)	(261,015)
Acquisition of Penreco, net of cash acquired	(269,118)	—
Settlement of derivative instruments	(49,746)	—
Proceeds from sale of mineral rights	6,065	—
Proceeds from disposal of property, plant and equipment	40	140

Net cash used in investing activities	(480,461)	(260,875)
Financing activities
Proceeds from borrowings – revolving credit facility	1,424,732	303,380
Repayments of borrowings – revolving credit facility	(1,329,150)	(296,423)
Repayment of borrowings – prior term loan credit facility	(30,099)	(19,401)
Proceeds from borrowings – new term loan credit facility	385,000	—
Discount on new term loan	(17,400)	—
Debt issuance costs	(9,633)	(369)
Repayment of borrowings – new term loan facility	(9,915)	—
Payments on capital lease obligation	(618)	(906)
Proceeds from public offerings, net	—	98,206
Contributions from Calumet GP, LLC	—	2,113
Change in bank overdraft	3,471	2,854
Purchase of common units for unit grants	(115)	—
Distributions to partners	(66,140)	(77,045)

Net cash provided by financing activities	350,133	12,409

Net increase (decrease) in cash	13	(80,920)
Cash at beginning of period	35	80,955

Cash at end of period	$48	$35

Supplemental disclosure of cash flow information
Interest paid	$33,667	$4,080

Income taxes paid	$30	$150

Supplemental disclosure of noncash financing and investing activities
Equipment acquired under capital lease	$—	$3,565

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income	$18,536	$7,791	$44,437	$82,874
Add:
Interest expense and debt extinguishment costs	9,566	1,248	34,836	5,069
Depreciation and amortization	16,177	3,591	56,045	14,275
Income tax expense	(50)	101	257	501

EBITDA	$44,229	$12,731	$135,575	$102,719

Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$(26,693)	$(1,530)	$(11,509)	$3,487
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(3,897)	(3,207)	4,009	(1,934)

Adjusted EBITDA	$13,639	$7,994	$128,075	$104,272

Less:
Maintenance capital expenditures (1)	(887)	(2,557)	(6,304)	(12,007)
Cash interest expense (2)	(9,662)	(1,128)	(27,000)	(4,080)
Income tax expense	50	(101)	(257)	(501)

Distributable Cash Flow	$3,140	$4,208	$94,514	$87,684

(1)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Year Ended
	December 31,
	2008	2007
	Unaudited	Unaudited
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$128,075	$104,272
Add:
Unrealized gain (loss) from mark to market accounting for hedging activities	11,509	(3,487)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(4,009)	1,934

EBITDA	$135,575	$102,719

Add:
Interest expense and debt extinguishment costs, net	(31,440)	(4,638)
Unrealized (gain) loss on derivative instruments	(3,454)	1,297
Income tax expense	(257)	(501)
Provision for doubtful accounts	1,448	41
Non-cash debt extinguishment costs	898	352
Changes in assets and liabilities:
Accounts receivable	45,042	(15,038)
Inventory	55,532	3,321
Other current assets	1,834	(4,121)
Derivative activity	41,757	2,121
Accounts payable	(103,136)	89,225
Other current liabilities	(1,284)	(4,150)
Other, including changes in noncurrent assets and liabilities	(12,174)	(3,082)

Net cash provided by operating activities	$130,341	$167,546

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UPDATE ON EXISTING COMMODITY DERIVATIVE INSTRUMENTS
     As of February 13, 2009, we have $0.2 million in credit support in the form of cash collateral with our counterparties related to our derivative instruments. As of December 31, 2008, we had provided cash collateral of approximately $4.0 million to our counterparties related to our derivative instruments. As a result of our specialty products crude oil hedging activities, we recorded a gain of $1.2 million and a loss $41.8 million, respectively, to cost of goods sold and realized loss on derivative instruments in the unaudited condensed consolidated statements of operations for the quarter ended December 31, 2008. For the year ended December 31, 2008, we recorded a gain of $21.9 million and a loss of $47.0 million, respectively, to cost of goods sold and realized loss on derivative instruments in the unaudited condensed consolidated statements of operations from our specialty products crude oil hedging activities.
     The following table provides a summary of our outstanding derivatives and implied crack spreads for our crude oil, diesel and gasoline swaps in our fuel products segment as of December 31, 2008:

	Barrels	BPD	Implied Crack
Swap Contracts by Expiration Dates	Sold	Sold	Spread ($/Bbl)
First Quarter 2009	2,025,000	22,500	$11.43
Second Quarter 2009	2,047,500	22,500	11.43
Third Quarter 2009	2,070,000	22,500	11.43
Fourth Quarter 2009	2,070,000	22,500	11.43
Calendar Year 2010	7,300,000	20,000	11.32
Calendar Year 2011	3,009,000	8,244	11.99

Totals	18,521,500
Average price			$11.48
     At December 31, 2008, the Company also had the following crude oil and gasoline derivative instruments, none of which are designated as hedges, in its fuel products segment. These trades were used to economically freeze the mark-to-market valuation gain for certain of the above crack spread trades.

	Barrels	BPD	Implied Crack
Swap Contracts by Expiration Dates	Purchased	Purchased	Spread ($/Bbl)
First Quarter 2009	450,000	5,000	$(2.13)
Second Quarter 2009	455,000	5,000	(2.13)
Third Quarter 2009	460,000	5,000	(2.13)
Fourth Quarter 2009	460,000	5,000	(2.13)

Totals	1,825,000
Average Price			$(2.13)
     The above derivative instruments to purchase the crack spread have effectively locked in a gain of $9.70 per barrel on approximately 1.8 million barrels, or $17.7 million, to be recognized over 2009.
     The following tables provide information about our derivative instruments related to our specialty products segment as of December 31, 2008:
     At December 31, 2008, the Company had the following four-way crude oil collar derivatives related to crude oil purchases in our specialty products segment, none of which are designated as hedges. As a result of these derivatives not being designated as hedges, the Company recognized $2.1 million of losses in unrealized loss on derivative instruments in the unaudited condensed consolidated statements of operations for the year ended December 31, 2008.

			Average	Average	Average	Average
			Lower Put	Upper Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
January 2009	217,000	7,000	$50.32	$60.32	$70.32	$80.32
February 2009	84,000	3,000	38.33	48.33	58.33	68.33

Totals	301,000
Average price			$46.98	$56.98	$66.98	$76.98

     At December 31, 2008, the Company had the following two-way crude oil collar derivatives related to crude oil purchases in our specialty products segment, none of which are designated as hedges. As a result of these barrels not being designated as hedges, the Company recognized $10.3 million of losses in unrealized loss on derivative instruments in the unaudited condensed consolidated statements of operations for the year ended December 31, 2008.

			Average	Average
			Sold Put	Bought Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)
January 2009	186,000	6,000	$68.57	$90.83
February 2009	112,000	4,000	74.85	96.25
March 2009	93,000	3,000	79.37	101.67

Totals	391,000
Average price			$72.94	$94.96
     At December 31, 2008, the Company had the following derivatives related to natural gas purchases, of which 90,000 MMBtus are designated as hedges. As a result of these barrels not being designated as hedges, the Company recognized $1.2 million of losses in unrealized loss on derivative instruments in the unaudited condensed consolidated statements of operations for the twelve months ended December 31, 2008.

Natural Gas Swap Contracts by Expiration Dates	MMBtu	$/MMBtu
First Quarter 2009	330,000	$10.38

     As of February 13, 2009, the Company has also added the following crude oil and gasoline derivative instruments, none of which are designated as hedges, to the above transactions for our fuel products segment crack spread trades:

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
First Quarter 2010	135,000	1,500	$0.17
Second Quarter 2010	136,500	1,500	0.17
Third Quarter 2010	138,000	1,500	0.17
Fourth Quarter 2010	138,000	1,500	0.17

Totals	547,500
Average Price			$0.17
     The above derivative instruments to purchase the crack spread have effectively locked in a gain of $7.82 per barrel on approximately 0.5 million barrels, or $4.3 million, to be recognized in 2010.